                                                                    Exhibit 4.36


                                                                    CONFIDENTIAL
                                                                  Execution Copy

                                SUPPLY AGREEMENT

         This Supply Agreement (this "Agreement"), is dated as of July 18, 2007 (the "Signing Date"), by and between GT SOLAR INCORPORATED, a Delaware corporation, with offices at 243 Daniel Webster Highway, Merrimack, New Hampshire 03054, USA ("GT"), and LDK SOLAR COMPANY, LTD., and its wholly-owned subsidiary, JIANGXI LDK PV SILICON TECHNOLOGY COMPANY, LTD., companies organized under the laws of the People's Republic of China, with offices at Xinyu Hi-tech Development Zone, Xinyu City, Jiangxi, China ("Customer"). GT and the Customer are also referred to herein collectively, as the "Parties", and individually, as a "Party".

                                    RECITALS

      WHEREAS, GT supplies polycrystalline silicon deposition reactors and related equipment; and

      WHEREAS, Customer is in the business of manufacturing, marketing and selling polysilicon;

      WHEREAS, Customer desires to purchase from GT, and GT desires to sell to Customer, polycrystalline silicon deposition reactors and related equipment, on the terms and conditions set forth in this Agreement.

      NOW THEREFORE, in consideration of the premises and the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         As used in this Agreement, the following terms when used herein with initial capital letters, shall have the respective meanings as defined below:

1.1   "36-Rod Reactor" means a 36-rod Reactor, as further specified in Exhibit
      A-2.

1.2   "48-Rod Reactor" means a 48-rod Reactor, as further specified in Exhibit
      A-1.

1.3 "Affiliate" means any person or entity that directly or indirectly controls, is controlled by, or is under common control with GT or Customer (and "control" of a person or entity shall mean direct or indirect beneficial ownership of more than fifty percent (50%) of the voting stock or other voting interests in the person or entity).

1.4   "Agreement" is defined in the introductory paragraph.

1.5 "Average Growth Rate" means, with respect to a Reactor, the average growth (measured in kilograms of polysilicon harvested per Qualifying Run) divided by the average growth


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      time (measured by hours of polysilicon production during the period of time from the beginning of polysilicon deposition to the end of polysilicon deposition per Qualifying Run) as measured during three (3) Qualifying Runs of such 48-Rod Reactor.

1.6 "Basic Engineering Package" means any of the engineering packages (i.e., "Engineering Package #1," "Engineering Package #2," or " Engineering Package #3" referenced in Exhibit C).

1.7 "Business Day" means any weekday, other than a national holiday, on which banks are generally open for business in New York and the PRC.

1.8   "Closing Condition" is defined in Section 8.2.

1.9   "Code" is defined in Section 8.4(b).

1.10 "Commencement Date" means the date upon which Customer has paid both the First and Second Installments pursuant to Section 3.2(a) in accordance with the terms and conditions of this Agreement.

1.11  "Confidential Information" is defined in Section 6.1.

1.12 "Converter" means a converter vessel and Converter Power Supply which hydrogenates STC to TCS, as described in Exhibit B.

1.13 "Converter Power Supplies" means the power supplies for the Converters with the Specifications set forth on Exhibit B.

1.14  "Customer" is defined in the introductory paragraph.

1.15  "Customer Letter of Credit" is defined in Section 3.2(c)(iii).

1.16 "Delivery", "Deliver" and each of their respective correlative terms means, (i) with regard to an item of Equipment, when such item of Equipment is provided to the carrier in the country of manufacture of such item of Equipment in accordance with Section 4.1); and (ii) with regard to each Basic Engineering Package, when GT delivers any item comprising such Basic Engineering Package to Customer in electronic or other format.

1.17  "Disclosing Party" is defined in Section 6.1.

1.18  "Dispute" is defined in Section 10.9(a).

1.19 "Documentation" means documents related to the Installation, operation and maintenance of the Equipment, as set forth in Exhibit C (including the Basic Engineering Packages).

1.20  "Effective Date" is defined in Section 8.2.


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


1.21 "Equipment" means, collectively, the Reactors and the Reactor Power Supplies, the Converters and the Converter Power Supplies provided by GT to Customer pursuant to this Agreement.

1.22 "Equipment Improvements" means all Improvements created, made or otherwise developed by or for Customer or any of its Affiliates during the term of this Agreement and thereafter.

1.23 "Facility" means the facility owned by Customer that is located in Xinyu City, Jiangxi, China, where the Equipment will be installed.

1.24  "Force Majeure Event" is defined in Section 10.6.


1.25  "GT" is defined in the introductory paragraph.

1.26 "GT Intellectual Property" means any intellectual property owned by GT (i) a tangible embodiment of which is provided by GT hereunder to Customer during the term of this Agreement for use in connection with the Installation, testing, commissioning, Startup, operation, maintenance and support of the Equipment under the License pursuant to Section 2.2 (including software, if any, used in the operation of the Equipment), and
      (ii) with respect to which GT has the right to grant the License to Customer pursuant to Section 2.2 without any financial or other obligation to any other person or entity (including the Basic Engineering Package and any other Documentation, and all work product from the Services, provided to Customer hereunder).

1.27  "GT Letter of Credit" is defined in Sections 3.2(c)(i).


1.28 "Improvements" means all improvements, enhancements, modifications, alterations and additions (i) to any Equipment, or (ii) to any GT Intellectual Property or other Confidential Information of GT (except with respect to subsection (ii), solely to the extent expressly permitted under the License granted to Customer hereunder and without in any way expanding such License or any other rights granted to Customer hereunder).

1.29 "Incoterms" mean the 2000 edition of the International Rules for the Interpretation of Trade Terms published by the International Chamber of Commerce.

1.30     "Installation" means installation of the Equipment at the Facility.


1.31 "Installment" is defined in Section 3.2(a) (including, "First Installment," "Second Installment," "Delivery Installments," and "Startup Installments").

1.32 "Intellectual Property Rights" means patent, copyright, trademark, trade secret and any other intellectual property or proprietary rights.

1.33  "License" is defined in Section 2.2.


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


1.34 "Losses" means any liability, damage, loss, cost or expense (including reasonable attorneys' fees and costs).

1.35  "mt" means one metric tonne, equal to one thousand (1,000) kilograms.

1.36 "Minimum Average Growth Rate" means (a) for the 36-Rod Reactors, an Average Growth Rate of eighteen (18) kilograms/hour of PV Polysilicon, and
      (b) for the 48-Rod Reactor, an Average Growth Rate of twenty-two and one-half (22.5) kilograms/hour of PV Polysilicon.

1.37  "Party" and "Parties" is defined in the preamble to this Agreement.


1.38  "PRC" means the People's Republic of China.


1.39 "Purchase Price" means the aggregate total purchase price for all of the 48-Rod Reactors (including Reactor Power Supplies), the 36-Rod Reactors (including Reactor Power Suuplies) and Converters and Documentation (including the Basic Engineering Packages), subject to, if applicable, the Timely Payment Discount (if any), as set forth in Section 3.1.

1.40 "PV Polysilicon" means photovoltaic-grade polysilicon that meets the specifications set forth in Exhibit D.

1.41 "Qualifying Run" means a Run performed by Customer pursuant to any written operating instructions provided by GT and which meets all of the following criteria:

      (a) such Run was completed without interruptions of the feedgas (i.e., TCS and hydrogen), exhaust gas, electricity or other auxiliary utilities;

      (b) such Run was completed without (i) shutting down of any Equipment due to ground faults or otherwise, (ii) any rod falling over, or
            (iii) any operator error; and

      (c) such Run was performed using conditions for the feedgas (i.e., TCS and hydrogen), pressure and optimal polysilicon rod configuration, in each case, in accordance with all written directions provided to Customer by GT; and

      (d) such Run achieved one hundred (100) millimeters or more in diameter of PV Polysilicon per polysilicon rod.

1.42 "Reactor" means a 36-rod or 48-rod, as applicable, TCS decomposition reactor for the production of PV Polysilicon with, for a power supply, electrodes and temperature control pyrometers.

1.43 "Reactor Power Supplies" means the power supplies for the Reactors with the Specifications set forth on Exhibit A-1.

1.44  "Receiving Party" is defined in Section 6.1.


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


1.45 "Run" means operation of a Reactor during the period of time from the beginning of polysilicon deposition to the end of polysilicon deposition.


1.46  "Services" is defined in Section 5.2.


1.47  "Signing Date" is defined in the introductory paragraph.


1.48 "Specifications" mean the respective specifications for the corresponding Equipment, as set forth in (i) Exhibit A-1 for the 48-Rod Reactors (including the Reactor Power Supplies), (ii) Exhibit A-2 for the 36-Rod Reactors (including Reactor Power Supplies), and (iii) Exhibit B for the Converters (including the Converter Power Supplies).

1.49  "Startup" means the first Run of a Reactor that produces polysilicon.


1.50  "STC" means silicon tetrachloride.


1.51  "TCS" means trichlorosilane.


1.52  "Timely Payment Discount" is defined in Section 3.2(a).


1.53 "Unit Price" means the respective price set forth in Section 3.1 for either an individual 48-Rod Reactor (including Reactor Power Supply), 36-Rod Reactor (including Reactor Power Supply) or an individual Converter (including Converter Power Supply), as applicable.

1.54 "Warranty Period" means, for each item of Equipment, the period beginning upon the date of Delivery of such item of Equipment, and ending upon the earlier of (x) fifteen (15) months from the date of Startup of such item of Equipment (if applicable), and (y) eighteen (18) months from Delivery of such item of Equipment (the "Original Warranty Period"); provided that, with respect to any item of Equipment repaired or replaced, as applicable, in accordance with Section 9.2(c), the applicable warranty period shall be the greater of (A) ninety (90) days from the date of repair or replacement, as applicable, or (B) the unexpired portion of the Original Warranty Period for the item of Equipment repaired or replaced.

                                   ARTICLE 2

      SALE AND PURCHASE OF EQUIPMENT, BASIC ENGINEERING PACKAGES AND OTHER
                        DOCUMENTATION; AND LICENSE GRANT

2.1   EQUIPMENT, BASIC ENGINEERING PACKAGES AND OTHER DOCUMENTATION.


      (a) Subject to the terms and conditions as set forth herein, GT shall sell and Deliver to Customer, and Customer shall purchase and accept, the Equipment and the Documentation (including the Basic Engineering Packages):


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


            (i) Sixty-six (66) Reactor(s) (including sixty-six (66) Reactor Power Supplies);

            (ii) Thirty (30) Converters(s) (including thirty (30) Converter Power Supplies); and

            (iii) The Basic Engineering Packages and other Documentation.

      (b) Subject to the terms and conditions as set forth herein, GT shall Deliver to Customer, and Customer shall accept, the E=Basic Engineering Packages and other Documentation.

2.2 GRANT OF LICENSE; CONDITIONS OF LICENSE AND ASSIGNMENT. Subject to the terms and conditions of this Agreement, GT hereby grants to Customer a limited royalty-free, non-sublicensable (except as provided below in this Section 2.2), non-assignable (except as provided below in this Section 2.2 and in Section 10.2), non-exclusive right and license under the GT Intellectual Property to use, reproduce, copy and display (not publicly) the GT Intellectual Property and other GT Confidential Information provided to Customer by GT, solely to the extent required for the Installation, testing, commissioning, Startup, operation, maintenance and support of the Equipment purchased by Customer hereunder for the purpose of manufacturing polysilicon, and not for any other purpose (the "License"); provided that the License shall only be effective upon the Commencement Date. Customer shall have the right to grant sublicenses under the License to its wholly owned Affiliates (but not the right to grant further sublicenses) to the extent necessary for Customer to Install, test, commission, Startup, operate, maintain and support the Equipment purchased by Customer hereunder for the purpose of manufacturing polysilicon (and not for any other purpose), and shall have the right to assign or otherwise transfer the License to an Affiliate or a third party solely in conjunction with the sale and disposal of Equipment to such Affiliate or third party; provided that prior to any sublicense, or any assignment or other transfer (whether by assignment, operation of law, by merger or otherwise) of a License, Customer shall (and any subsequent assignee(s) or transferee(s) shall) require any sublicensee, assignee or transferee, as applicable, to acknowledge and agree in writing to be bound by (a) the terms of the License set forth herein, (b) the obligations set forth in this Section 2.2 regarding sublicensing, assignments and other transfers of the License, and (c) obligations of confidentiality that are at least as stringent as those set forth in Article 6, and (z) the obligations set forth in Section 10.8(b), and (b) that GT is a third party beneficiary thereof, and (ii) provide GT with an executed copy thereof. Any sublicense, or any assignment or transfer (whether by assignment, operation of law, by merger or otherwise) of the License that does not comply with the requirements of this Section 2.2 shall require GT's prior written consent and shall be null and void absent such prior written consent from GT. Customer hereby agrees to defend, indemnify, and hold the GT Indemnitees (as defined in Section 2.5) harmless from and against any Losses arising out of or related to (A) any exercise of its rights granted under this Section 2.2, and/or (B) any failure to comply with, or other breach of, any of the terms or conditions of (x) this Section 2.2 (including any breach of any of Customer's obligations hereunder with respect to sublicensing, assignment and transfer), (y) Article 6, and/or (z) Section 10.8(b). The indemnity procedures set out in Section 2.5 shall apply with respect to the foregoing indemnity.

2.3 RESERVATION OF RIGHTS. Except for the License expressly granted in Section 2.2, no rights or licenses are granted to Customer hereunder to any GT Intellectual Property or to any other GT Confidential Information or intellectual property or proprietary rights of GT, either expressly or by implication, estoppel or otherwise.

2.4   CERTAIN CUSTOMER EQUIPMENT IMPROVEMENTS.

      (a) Customer shall own the Equipment Improvements created, made or otherwise developed by Customer, except to the extent that any such Equipment Improvements are jointly created or made or are otherwise developed with (or with any other person or entity by or for) GT and/or any of its Affiliates in which event such Equipment Improvements shall be jointly owned by GT.

      (b) Customer hereby grants to GT (x) a non-exclusive, fully paid-up, royalty-free, worldwide, perpetual and irrevocable right and license to use any Equipment Improvements in connection with the business of GT and its Affiliates. The rights and license granted hereunder shall be fully transferable and fully sublicensable (which in turn shall include the right to grant the right to grant further sublicenses). If requested by GT during the Term or during the five
            (5) year period following the Term, Customer shall take such further actions and execute such documents as requested by GT, at GT's cost, to further permit GT to fully exercise its rights hereunder and/or to evidence or record the rights and license granted to GT hereunder.

      (c) Customer hereby acknowledges and agrees that notwithstanding anything contained herein, in no event shall Customer have any right to use any GT Intellectual Property or any other Confidential Information of GT except as expressly permitted under the License solely for the Installation, testing, commissioning, Startup, operation, maintenance and support of the Equipment purchased by Customer hereunder for the purpose of manufacturing polysilicon, and not for any other purpose, and if in connection with exercising such rights, any Equipment Improvements are created, made or otherwise developed by Customer through such licensed use of any of the GT Intellectual Property or any other Confidential Information of GT, such Equipment Improvements shall be deemed to be covered by, and subject to, all of the terms and conditions of, the License in the same manner as GT Intellectual Property and other GT Confidential Information is covered by the License for such Reactor.

2.5 Use of Equipment. Except to the extent caused by a breach by GT of the warranties provided in Section 9.2 (unless such failure to meet the warranties is due to any of the exceptions set forth in Section 9.2(b) or any failure to comply with all of the conditions set forth in Section 4.5) or covered by GT's indemnity of Customer pursuant to Section

      7.1, Customer hereby agrees to defend, indemnify, and hold GT and its Affiliates and each of their respective directors, officers, employees, agents and representatives (collectively, the "GT Indemnitees") harmless from and against any Losses arising out of or related to any third party claims arising out of or resulting from the installation, operation, maintenance or use of any Equipment by or on behalf of Customer or any of its successors or assigns. Upon being notified or otherwise made aware of the assertion or threat of any claim or suit for which a GT Indemnitee intends to seek indemnification hereunder, GT shall notify Customer and Customer shall appoint counsel reasonably acceptable to GT to represent such GT Indemnitee with respect to such claim or suit. Customer shall have control over the defense of any such claim or suit, except that GT (and any other GT Indemnitee) may participate and select its own respective counsel, at GT's cost, upon notice to Customer (unless there is a conflict of interest that would prevent representation by joint counsel or Customer fails to diligently defend such claim or suit, in which case, Customer shall pay for GT's counsel); provided that Customer shall not settle or enter into any voluntary consent judgment with respect to any claim or suit hereunder without the prior written consent of GT (which consent shall not be unreasonably withheld or delayed).

                                    ARTICLE 3
                             PRICING; PAYMENT TERMS.

3.1 PRICING. The Unit Prices for each 48-Rod Reactor (including each Reactor Power Supply), each 36-Rod Converter (including each Converter Power Supply) and each Converter (including each Converter Power Supply) that Customer shall be required to pay to GT hereunder are set out in the chart below, and the Purchase Price for all such Equipment under this Agreement shall be One Hundred Eighty-Five Million U.S. Dollars (US $*). Customer shall, however, be entitled to a timely payment discount of Five Million U.S. Dollars (US $*) (the "Timely Payment Discount"), as shown in the table below, provided that (i) GT has received all Installments on time (except the final five million (US $*) of the Starup Installments, from which Customer may deduct the Timely Payment Discount if all other conditions of this Section have been satisfied), (ii) Customer has issued the Letter of Credit in the initial amount on time and has increased the Customer Letter of Credit on time, and (iii) Customer has complied with all of the terms and conditions of the Agreement, then at such time, provided that all the foregoing conditions of this Section have been satisfied, the Customer may reduce its Letter of Credit by such remaining Five Million U.S. Dollars (US $*) after receiving confirmation from GT that the terms and conditions of the Timely Payment Discount have been met by Customer.


---------------------------------------------------------------------------------------------------------
DESCRIPTION                             UNIT PRICE          QUANTITY ORDERED              TOTAL
---------------------------------------------------------------------------------------------------------
48-Rod Reactor (including Reactor          US$ *                  48                       US$ *
Power Supply)
---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
DESCRIPTION                             UNIT PRICE          QUANTITY ORDERED              TOTAL
---------------------------------------------------------------------------------------------------------
36-Rod Reactor (including                 US$ *                    2                       US$ *
Converter Power Supply)
---------------------------------------------------------------------------------------------------------
Converter (including Converter            US$ *                    24                      US$ *
Power Supply)
---------------------------------------------------------------------------------------------------------
PURCHASE PRICE TOTAL:                                                                      US$ *
---------------------------------------------------------------------------------------------------------
TIMELY PAYMENT DISCOUNT (IF ANY)
---------------------------------------------------------------------------------------------------------
Timely Payment Discount (if any, and subject to the conditions in this
Section 3.1):                                                                              (US$ *)
---------------------------------------------------------------------------------------------------------

3.2   PAYMENT TERMS.

(a) Payment of Purchase Price. The obligation to pay GT the Purchase Price shall arise as of the Effective Date, but the Purchase Price shall be payable to GT in installments as set out in the table below (each, an "Installment"). Except as otherwise set forth in this Agreement, all payments to GT shall be non-refundable and non-cancellable.


----------------------------------------------------------------------------------------------------------------
INSTALLMENT         TIMING                            CALCULATION OF AMOUNT OF            TOTAL AMOUNT OF
                                                      INSTALLMENT (PERCENTAGE OF          INSTALLMENT
                                                      PURCHASE PRICE)
----------------------------------------------------------------------------------------------------------------
"First              The First Installment payment     15% of the Purchase Price           US$ *
Installment"        shall be payable to GT by
                    Customer within ten (10)
                    Business Days of the
                    Effective Date.
----------------------------------------------------------------------------------------------------------------
"Second             The Second Installment payment    20% of the Purchase Price           US$ *
Installment"        shall be payable to GT by
                    Customer within forty (40)
                    Days of the Effective Date.


----------------------------------------------------------------------------------------------------------------
"Delivery           Each Delivery Installment         55% of the Unit Price of the
Installments"       payment shall be payable to GT    relevant item of Equipment:
                    by Customer upon the Delivery
                    of each item of Equipment.        ~55% x US$* per 48-Rod Reactor     US$*
                                                      (i.e., US$* per 48-Rod Reactor)     (i.e., US$* x
                                                                                          (48)48-Rod Reactors)

                                                      55% x US$* per 36-Rod Converter
                                                      (i.e., US$* per 36-Rod Converter)   US$*
                                                                                          (i.e., US$* x (2)
                                                                                          36-Rod Reactors)

                                                      55% x US$* per Converter(i.e.,
                                                      US$* per Converter)                US$*
                                                                                          (i.e., US$* x 24
                                                                                          Converters)

p

----------------------------------------------------------------------------------------------------------------
"Startup            With respect to each item of      10% of the Unit Price of the
Installments"       Equipment, each Startup           relevant item of Equipment:
                    Installment payment shall be
                    payable to GT by Customer upon
                    the earlier of (i) Startup of     10% x US$* per 48-Rod Reactor       US$* (i.e., US$* x
                    such item of Equipment, and       (i.e., US$* per 48-Rod Reactor)     (48)48-Rod Reactors)
                    (ii) in the event Customer does
                    not Startup such item of
                    Equipment within nine (9)         10% x US$* per 36-Rod Reactor      US$*
                    months from Delivery of such      (i.e., US$* per 36-Rod Reactor)     (i.e., US$*  x (2)36
                    item of Equipment, ten (10)                                           Rod Reactors)
                    Business Days from the end of
                    such nine (9) month period from   10% x US$*per Converter (i.e.,      US$* (i.e., US$* x
                    Delivery of such item of          US$* per Converter)                24 Converters)
                    Equipment (except that if a
                    failure to Startup such item of
                    Equipment is due to a failure                                         (provided that the
                    to meet the warranty set forth                                        final US$* in Startup
                    in Section 9.2(a), (but                                               Installments shall be
                    excluding any warranty as to                                          subject tot the
                    Minimum Average Growth Rate),                                         Timely Order Discount
                    then such Startup Installment                                         (if any), subject
                    payment shall be payable to GT                                        to the terms and
                    by Customer within ten (10)                                           conditions of, and
                    Business Days after GT remedies                                       as set forth in,
                    such non-compliance with the                                          Section 3.1)
                    warranty pursuant to Section
                    9.2(c)) (unless such failure to
                    meet the warranty is due to any
                    of the exceptions set forth in
                    Section 9.2(b) or any failure
                    to comply with all of the
                    conditions set forth in Section
                    4.5, in which event the Startup
                    Installment payment shall be
                    payable to GT by Customer as
                    set forth above in this
                    provision)).
----------------------------------------------------------------------------------------------------------------

(b) Invoices; Payment Procedures; and Interest. GT shall invoice Customer for each Installment and for any Services rendered pursuant to Section 5.2, except that no invoice shall be required for the First or Second Installments. Customer shall pay GT the amounts specified in an invoice within fifteen (15) Business Days following Customer's receipt thereof. All payments shall be made in U.S. dollars and wire transferred in immediately available funds to the bank account designated by GT in writing from time to time; except that GT may, in its sole discretion, at any time prior to an Installment being wired to GT by Customer, opt to receive such Installment from Customer by drawing down pursuant to Section 3.2(c)(iii) on the Customer Letter of Credit (as defined in Section 3.2(c)(iii)) in the amount of such Installment. Without limiting any of GT's rights or remedies hereunder or otherwise, Customer shall pay interest on any amounts overdue under this Agreement at a rate of one and one-half percent (1.5%) of the overdue payment per month, or, if lower than one and one-half percent (1.5%) of the overdue payment per month, the highest interest rate permitted under applicable law.

      (c)   Letters of Credit.

            (i) GT Letter of Credit. Within ten (10) Business Days after the Commencement Date, GT shall open an irrevocable confirmed standby letter of credit in favor of Customer in an amount equal to the First Installment (the "GT Letter of Credit") against GT's failure to Deliver the Equipment. The GT Letter of Credit shall be valid (subject to the reductions as set out below in this Section 3.2(c)(i)) until Delivery of the last item of Equipment, at which time the GT Letter of Credit shall expire and no longer be valid, GT may, in its sole discretion, choose to use either of the following banks as issuing banks for the GT Letter of Credit: (i) Citizens Bank, and/or (ii) any other U.S. bank designated by GT (or any non-U.S. bank designated by GT and reasonably acceptable to the Customer). The GT Letter of Credit may be reduced by GT by the amount equal to the sum of thirty-five percent (35%) of the Unit Price for an item of Equipment that has been Delivered to Customer upon presentation by GT to its issuing bank of a notarized letter from GT certifying that GT has the right to reduce the GT Letter of Credit under the terms and conditions of the Agreement in the amount requested. Upon Delivery of the last item of Equipment, the GT Letter of Credit shall expire and no longer be valid. Prior to opening the GT Letter of Credit, GT shall provide a draft of the terms of the GT Letter of Credit to Customer and shall discuss any reasonable comments thereto that Customer may have, provided that such comments are provided to GT in a timely manner so that GT can meet its timing obligation to set up the GT Letter of Credit as set forth herein.

            (ii) Payment Against GT Letter of Credit. Payment against any GT Letter of Credit shall be available to Customer at any time and from time to time, upon presentation to GT's issuing bank of a notarized letter from Customer (A) certifying that GT has failed to Deliver the Equipment as set forth in Section 4.2 and for a period of three (3) months thereafter (provided that such delay is not directly or indirectly due or otherwise attributable, in whole or part, to any act or omission of Customer (or for the avoidance of doubt, any Force Majeure Event)); and (B) specifying the

                  Section and Delivery schedule obligation that was not met and the amount payable by GT hereunder as a result of such late Delivery; provided that Customer shall have given GT at least ten (10) Business Days prior notice. Payment against the GT Letter of Credit with respect to late Delivery of Equipment, as set forth above, shall be available in an amount equal to the sum of thirty-five percent (35%) of the Unit Prices for such item of Equipment that was not Delivered. Notwithstanding the foregoing, no payment shall be made against the GT Letter of Credit, if GT has previously provided documentation of Delivery of such item of Equipment to GT's issuing bank or payment or other fulfillment of such obligation, as applicable, to GT's issuing bank, or a notarized letter from GT certifying that GT has Delivered such item of Equipment, made such payment or otherwise fulfilled such obligation, as applicable.

            (iii) Customer's Letter of Credit. Within (A) one hundred (100) days after the Effective Date, Customer shall open a confirmed irrevocable letter of credit in favor of GT in an amount equal to fifty million eight hundred and seventy-five thousand U.S. dollars (US $*) (i.e., one-half of fifty-five percent (55%) of the Purchase Price) and (B) two hundred (200) days after the Effective Date, Customer shall increase such letter of credit by an additional fifty million eight hundred and seventy-five thousand U.S. dollars (US $*) (i.e., the second one-half of fifty-five percent (55%) of the Purchase Price); in each case against Customer's failure to pay Installments as they become payable, and/or for GT to draw down on to receive payment of any Installment(s) (whether because Customer has not paid the Installment by the applicable date required under this Agreement or because GT opts, in its sole discretion, to receive payment of any Installment by drawing down on the Customer Letter of Credit (as set forth in Section 3.2(b)) (the "Customer Letter of Credit"). The Customer Letter of Credit shall be reduced by each Installment payment (or, with respect to the Delivery Installments and the Startup Installments, each partial installment thereof paid to GT pursuant to Section 3.2(a)) paid to GT after the date the Customer Letter of Credit was opened, upon Customer's payment thereof in accordance with Section 3.2(a). The Customer Letter of Credit shall be valid until Customer's payment of all of the Installments to GT in accordance with the terms and conditions of this Agreement pursuant to Section 3.2(a), and presentation by Customer to its issuing bank of a notarized letter from Customer certifying that Customer has the right to reduce the Customer Letter of Credit under the terms and conditions of this Agreement in the amount requested. The issuing bank shall be the Bank of China, and, if a confirming bank is requested by GT, it shall be either the Industrial and Commercial Bank of China or the Commercial Bank of China. The terms of the Customer Letter of Credit shall be reasonably acceptable to GT. Prior to opening the Customer Letter of Credit, Customer shall provide a draft of the terms of the

                  Customer Letter of Credit to GT and shall discuss any reasonable comments thereto that GT may have, provided that such comments are provided to Customer in a timely manner so that Customer can meet its timing obligation to set up the Customer Letter of Credit as set forth herein.

            (iv) Payment Against Customer Letter of Credit. Payment against the Customer Letter of Credit shall be available to GT at any time and upon time to time, upon presentation to the issuing bank of a notarized letter from GT certifying that: (A) an Installment is due and payable pursuant to Section 3.2(a) (if GT opts to draw down on the Customer Letter of Credit instead of receiving payment by wire transfer from Customer, as set forth in Section 3.2(b)); and/or (B) Customer has breached its payment obligations hereunder and failed to pay, in whole or part, one or more Installment payments pursuant to the Installment schedule set forth in Section 3.2(a) or the other terms or conditions of this Agreement. GT shall be entitled to full payment of such overdue Installments, together with any interest payable by Customer to GT with respect thereto pursuant to Section 3.2(b).

            (v) Requirements for Letters of Credit. All letters of credit required hereunder shall comply with the Uniform Rules and Customs for Documentary Letters of Credit (Publication of the International Chamber of Commerce #500, 1993 revision).

      (d) Withholdings. All payments due or payable to GT under this Agreement shall be paid in full, regardless of whether Customer is required to withhold or to apply any taxes, charges, levies or other duties on payments made under this Agreement. If Customer is required to withhold or to apply any taxes, levies or other duties on payments made under this Agreement, then Customer shall gross up such payments so that GT receives the payment in full regardless of any withholdings or application of any taxes, levies or other duties on payments made under this Agreement, and if GT applies to obtain credit for the amount of the withholding or application, and if obtained, such amount shall be repaid by GT to Customer when and if it is received by GT.

                                    ARTICLE 4
                                 DELIVERY TERMS;
                     INSPECTIONS; BOOKS AND RECORDS; AUDITS;
                 RE-CALCULATIONS; AND CONDUCT OF QUALIFYING RUNS

4.1 SHIPMENT AND DELIVERY TERMS, TRANSFER OF TITLE AND RISK OF LOSS. All Shipments of Equipment shall be made CIF Shanghai (Incoterms 2000). For the avoidance of doubt, the charges for freight, insurance, VAT and other taxes and duties shall be the sole responsibility of Customer, and Customer shall reimburse GT for all such charges. GT shall submit invoices to Customer periodically for all freight, insurance and other costs incurred by GT with respect to the shipment of Equipment, which invoices shall be paid by Customer within thirty (30) days. Delivery shall be deemed to have occurred and title to each item of Equipment and the risk of loss of such item of Equipment shall transfer to Customer in accordance with CIF (Incoterms 2000) when such item is provided to the carrier in the country of manufacture of such item of Equipment. Nothing contained herein shall limit Customer's obligation to make payments to GT hereunder or any rights or remedies that GT may have under this Agreement or in law, equity or otherwise for any non-payment of the Purchase Price for any item of Equipment. Notwithstanding anything herein to the contrary, GT may draw down the Customer Letter of Credit for any item of Equipment pursuant to Section 3.2 immediately upon Delivery of such item of Equipment.

4.2 DELIVERY SCHEDULE. GT shall use commercially reasonable efforts to Deliver the Basic Engineering Packages and the Equipment according to the schedule set forth in the table below.


                                 ITEM                                DELIVERY SCHEDULE
-------------------------------- ----------------------------------- ---------------------------------------
Basic Engineering Packages:      First Delivery: Basic Engineering   Commencement Date + one (1) week
                                 Package #1 (as specified in
                                 Exhibit C).

                                 Second Delivery: Basic              Commencement Date + three (3) weeks
                                 Engineering Package #2 (as
                                 specified in Exhibit C).

                                 Third Delivery: Basic Engineering   Commencement Date + two (2) months
                                 Package #3 (as specified in
                                 Exhibit C).

Equipment:                       First Delivery: two (2) 36-Rod      Commencement Date + 10 months (for
                                 Reactors (including two (2)         delivery to carrier in the country of
                                 reactor power supplies);            manufacture)

                                 Second Delivery: Two (2) 48-Rod     Commencement Date + 12 months (for
                                 Reactors (including two (2)         delivery to the carrier in the
                                 Reactor Power Supplies) and one     country of manufacture)
                                 (1) Converter (including one (1)
                                 Converter Power Supply)

                                 ITEM                                DELIVERY SCHEDULE
-------------------------------- ----------------------------------- ---------------------------------------
                                 Third Delivery:                     Commencement Date + 13 months (for
                                 Four (4) 48-Rod Reactors            delivery to the carrier in the
                                 (including two (4) Reactor Power    country of manufacture)
                                 Supplies) and two (2) Converters
                                 (including two (2) Converter
                                 Power Supplies)

                                 Fourth, Fifth, Sixth, etc.          Commencement Date + 14 months (for
                                 through final Delivery: Six (6)     delivery to the carrier in the
                                 48-Rod Reactors (including six      country of manufacture of the fifth
                                 (6) Reactor Power Supplies), and    Delivery), and with another Delivery
                                 three (3) Converters (including     of Equipment to be made each month
                                 three (3) Converter Power           thereafter (for delivery to the
                                 Supplies (until, with respect to    carrier in the country of
                                 each of the foregoing, a total of   manufacture), until a total of
                                 (x) forty-eight (48) 48-Rod         (x)forty-eight (48) 48-Rod Reactors,
                                 Reactors, and  (y) twenty-four      and (y) twenty-four (24) Converters
                                 (24) Converters have been           have been Delivered to Customer
                                 Delivered to Customer pursuant to   pursuant to this Agreement.
                                 this Agreement).


      Notwithstanding anything contained herein, (a) for purposes of the timing of Delivery and the Delivery schedule set forth above in the table, Delivery shall be deemed to have occurred when such item is made available to the carrier for transport to Customer; and (b) GT shall not be responsible for any delay arising after such item of Equipment is made available to the carrier, and if such item of Equipment is lost, damaged or destroyed after it is made available to the carrier, the Parties shall mutually agree upon a revised Delivery schedule for such item of Equipment and Customer hereby acknowledges and agrees that GT shall not have any responsibility or liability with respect to any such item of Equipment and Customer shall not have any right to terminate this Agreement pursuant to
      Section 8.3(a) in connection with any such delay). The Parties also hereby acknowledge and agree that in no event shall GT be considered to be in breach hereunder due to any delay in making any Equipment to the carrier for transport in the country of manufacture, until after such time, if then, as GT is at least more than ninety (90) days late under the terms and conditions of this Agreement (and, for the avoidance of doubt, this Section shall be subject to Section 10.6 and therefore, such ninety (90) day period shall be extended by any period during which there is a Force Majeure Event).

4.3 DELIVERY BY AIR FREIGHT. If Customer requests Delivery by air instead of ocean shipment for any item(s) of Equipment (assuming that such Equipment can be Delivered by air transport on or prior to the Delivery schedule set forth in Section 4.2), then, for the avoidance of doubt, Customer shall reimburse GT pursuant to Section 4.1 for all charges for freight, insurance, VAT and other taxes and duties for such air shipment.

4.4   INSPECTIONS.

      (a) Observation of Packaging. If requested by Customer, GT shall provide Customer with reasonable advance written notice of the anticipated Equipment packing dates prior to shipment, and Customer at its option shall have the right to have its representative or representatives present at GT's (or its vendor's) facilities where the Equipment is being manufactured to observe the condition and packaging of Equipment at a day and time specified by GT. GT shall not have any obligation to delay packaging or shipment of any Equipment if for any reason Customer's representative does not show up on the date and at the time specified by GT.

      (b) Inspections of Equipment After Packaging. If requested by Customer in a timely manner, Customer may inspect the external packaging and crating for each shipment of the Equipment in the presence of GT or its agent at the port of the country of manufacture through its representative or representatives at a day and time specified by GT; provided that such inspection shall be limited to a visual inspection for obvious physical damage or quantity discrepancies that are evident without opening or otherwise tampering with any of the packaging or crating materials, provided further that GT shall not have any obligation to delay Delivery of any Equipment if for any reason Customer's representative is not available on the date and at the time specified by GT.

      (c) Condition to Access. Notwithstanding anything contained herein, as a condition to GT permitting Customer or its personnel or any other representatives (and/or any other persons or entities who GT is willing to permit access, as determined by GT in its sole discretion) ("Customer Representatives") to access any of the facilities of GT or any of its contractors or vendors, Customer and its Customer Representatives shall, if requested by GT (and/or by any of its contractors or vendors), sign an agreement that (i) protects GT's and GT's contractors' and vendors' confidential information, (ii) requires compliance with GT's and its contractor's and vendors' policies and procedures, as applicable, and (iii) provides that GT is a third party beneficiary thereof and/or such other similar types of provisions as may be requested by GT and/or its contractors or vendors.

      (d) Final Inspection on Arrival. Within ten (10) Business Days after arrival at the port of destination of an item of Equipment, Customer shall inspect such item of Equipment for any defect or damage that is reasonably discoverable upon physical inspection of such item of Equipment and that is unrelated to Customer's shipment of such Equipment. Customer shall notify GT in writing within such ten (10) Business Day period of any such defect in and/or damage to such Unit of Equipment. If GT does not receive such notice of defect and/or damage with respect to any Unit of Equipment within such ten (10) Business Day period after receipt by Customer of a Unit of Equipment, then Customer shall be deemed to have accepted such Unit of Equipment and to have waived any claim or remedy with respect to any such defect and/or damage. If Customer notifies GT of any such defect and/or damage within the ten (10) Business Day period and such defect and/or damage exists, then Customer shall be entitled, as its sole and exclusive remedy for any such defect and/or damage to any item of Equipment, to the remedies set forth in Section 9.2 (c), subject, however, to the exceptions set forth in Section 9.2(b). For the avoidance of doubt, in no event shall GT have any responsibility or obligation hereunder with respect to any defect or damage to any item of Equipment that occurs after Delivery of an item of Equipment and that is not attributable to GT (except to the extent covered by the warranty under Section 9.2(a) and not subject to any exceptions set forth in
            Section 9.2(b)).

4.5 BOOKS AND RECORDS; AUDITS; INSPECTIONS; CONDITION TO WARRANTY; RE-CALCULATIONS; AND CONDUCT OF QUALIFYING RUNS.

      (a) Books and Records. During the Warranty Period, Customer shall maintain accurate and complete books and records in sufficient form and detail to support the calculation of the Average Growth Rate, including logs of growth time and growth rate for each Run from each Reactor, as well as downtime between each Run, and all other supporting data and information as may be necessary to confirm the correctness and accuracy of all such calculations (and including as may be necessary to confirm any data generated through any runs that should have been excluded, as set out below in this Section). Any data generated through any runs that are interrupted, shut down or are subject to any errors or which are run other than in the ordinary course or which do not meet all written operating instructions provided by GT shall be excluded from any calculations hereunder.

      (b) Notice of Non-Compliance with the Warranty; Audits; and Inspection. After GT's receipt of notice of any claim by Customer of non-compliance with the warranty set forth in Section 9.2(a), GT (and/or an auditor and/or representatives designated by GT) may, upon reasonable prior notice, (i) audit the books and records of Customer referenced above in Section 4.5(a), (ii) inspect the Reactors and Converters and other Equipment at Customer's site and observe the practices and procedures employed by Customer to operate the Reactors and Converters and the other Equipment to determine the Average Growth Rate. Such audits and inspections shall be conducted during normal business hours in a manner so as to not unreasonably disrupt Customer's normal operations.

      (c) Re-Calculation of the Average Growth Rate. At GT's request, whether in response to any claim by Customer of non-compliance with the warranty set forth in Section 9.2(a), or otherwise with respect to a Reactor, Customer shall perform new Qualifying Runs for such Reactor and re-calculate the Average Growth Rate based upon such new Qualifying Runs, and GT shall have the right, at its sole option, to observe and comment upon any such Runs and re-calculations (or otherwise) and Customer shall in good faith cooperate and consult with GT in connection therewith and Customer shall comply with any directions provided to Customer by GT. If (x) Customer fails to comply with the foregoing, or (y) the re-calculation of the Average Growth Rate for the affected Reactor based upon such new Qualifying Runs shows that the Reactor does have the capacity to meet the Minimum Average Growth Rate and comply with the warranty set forth in Section 9.2(a), then GT shall be deemed to have complied with the warranty set forth in Section 9.2(a). If however, the re-calculation of the Average Growth Rate based upon such new Qualifying Runs confirms that a Reactor does not comply with the warranty set forth in Section 9.2(a), then Customer shall be entitled, as its sole and exclusive remedy for such breach of the warranty, to the remedies set forth in Section 9.2(c), subject, however, to the exceptions set forth in Section 9.2(b). For the avoidance of doubt, and notwithstanding anything contained herein, any data generated through any Rns that are interrupted, shut down or are subject to any errors or which are run other than in the ordinary course or which do not meet all written directions provided by GT shall be excluded from all of the applicable calculations and shall be re-calculated.

                                    ARTICLE 5
                           DOCUMENTATION AND SERVICES

5.1   DELIVERY OF DOCUMENTATION.

      (a) Delivery of Documentation. GT shall deliver the Documentation (including the Basic Engineering Packages) to Customer pursuant to the Delivery schedule specified in Exhibit C, in electronic or other form or medium, as determined by GT but which is in a form or medium that is usable by Customer's engineers. Customer acknowledges and agrees that Customer's use of the Documentation shall be subject to, and in accordance with, the terms and conditions of the License.

      (b) Language of Documents. All Documentation and other documentation to be delivered by GT to Customer hereunder shall be in English.

5.2 SERVICES. GT shall use commercially reasonable efforts to provide training for Installation, operation, and maintenance of the Equipment and Startup of the Reactors, and other related services, that may be reasonably requested by Customer and mutually agreed upon with GT, in each case as described and subject to the terms set out in Exhibit E ("Services"), including with respect to the rate payable by Customer for such Services. For the avoidance of doubt, Customer hereby acknowledges and agrees that GT is only providing Customer with assistance hereunder, and that Customer shall conduct and be responsible for the Installation, Startup, operation and maintenance of the Equipment and shall provide and be responsible for all local labor and support, including all of the costs thereof. For the avoidance of doubt, Customer, and not GT, shall be solely responsible for the Facility (including providing all engineering for the Facility and confirming all design details), and for the integrated system for the production of PV Polysilicon (including TCS synthesis/pre-purification, TCS distillation/purification, STC hydrogenation and TCS reduction by hydrogen (polysilicon deposition)), and integration with third party products and equipment.

                                    ARTICLE 6
                                 CONFIDENTIALITY

6.1 CONFIDENTIAL INFORMATION. In connection with this Agreement, a Party ("Receiving Party") may discover, receive, or otherwise acquire, whether directly or indirectly, information or materials (including intellectual property) related to the other Party ("Disclosing Party") or its Affiliates or Disclosing Party's or its Affiliates' businesses, or information or materials (including intellectual property) of third parties that Disclosing Party is obligated to keep confidential (collectively, in whatever form or medium, and including any such information or materials disclosed by one Party to the other Party, or otherwise obtained from the other Party, prior to the Effective Date, "Confidential Information"), subject to the provisions of Section 6.2 and
      Section 6.3. For the avoidance of doubt, and without limiting the foregoing, GT Confidential Information shall include, without limitation, the Basic Engineering Packages and other Documentation, the GT Intellectual Property and the Specifications. For the avoidance of doubt, Customer hereby acknowledges and agrees that any information in non-tangible form retained in the memories of any persons who have obtained or have any access to any GT Confidential Information ("residuals"), shall be included in the GT Confidential Information and may only be used by the Customer under the terms and conditions of the License. Confidential Information shall not include information (i) that is, or becomes, publicly known through no wrongful act or omission, direct or indirect, of the Receiving Party or its officers, directors, employees, consultants or agents, (ii) that was already known to Receiving Party without obligations of confidentiality prior to the receipt from Disclosing Party, as reasonably evidenced by the Receiving Party, and was legitimately in Receiving Party's possession, without any existing obligation to keep such information confidential, (iii) that Receiving Party independently develops, invents or conceives without the use of any Confidential Information of Disclosing Party, as evidenced by the Receiving Party's documentation in existence at the time of disclosure by the Disclosing Party, (iv) that Receiving Party receives or has received on a non-confidential basis from a source other than Disclosing Party that is entitled to disclose the same to Receiving Party; or (v) that was disclosed with the prior written approval of the Disclosing Party.

6.2 CONFIDENTIALITY OBLIGATIONS. GT shall (i) use Customer's Confidential Information solely in connection with exercise of its rights or performance of its obligations under this Agreement, and (ii) disclose Customer Confidential Information only as necessary to its Affiliates and each of their officers, employees, consultants, contractors, agents and other representatives whose duties relate to this Agreement and reasonably require familiarity with such information in order for GT to perform its obligations or exercise its rights hereunder. Customer may (i) use GT's Confidential Information as necessary to exercise Customer's rights under the License and subject to the terms and conditions thereof, and

      (ii) disclose GT's Confidential Information only as necessary to its officers and employees and if and to the extent each is authorized in writing by GT, its consultants and contractors, whose duties relate to this Agreement and reasonably require familiarity with such information in order for Customer to perform its obligations or exercise its rights hereunder and who are bound by a legally enforceable written obligation of confidentiality with terms which are the same as, or more stringent than, those set out herein, including obligations to prevent unauthorized access and to maintain the confidentiality of, and not disclose any of, the GT Confidential Information to any other person or entity. Receiving Party shall take such precautions to maintain and protect the confidentiality of the other Party's Confidential Information (including from any unauthorized access or use and from any disclosure or misappropriation) as it takes for its own most highly sensitive information, but in no event shall Receiving Party use less than a reasonable degree of care. In no event shall Receiving Party reverse engineer, decompile or otherwise attempt to discover or reproduce any technology or other intellectual property included in the Disclosing Party's Confidential Information (including, if any, source code for any software included in the Disclosing Party's Confidential Information). The foregoing confidentiality and other obligations shall continue hereunder indefinitely, or for the longest period of time permitted under applicable law or regulation, and shall survive expiration or termination of this Agreement for any reason. The non-disclosure obligations in this Section
      6.2 shall not apply to Confidential Information to the extent it is required to be disclosed (a) as required by judicial order or as otherwise required by applicable law or regulation (including under the rules of the United States Securities Exchange Commission); or (b) as required by applicable laws and regulations, including requirements under any stock exchange on which such Party is listed or may be listed; or (c) in confidence, and subject to obligations of confidentiality, to legal counsel, accountants, banks and financing sources and their advisors; or
      (d) to actual or potential acquirers, investors and lenders and their respective representatives under written confidentiality agreements that protect the confidentiality of the contents of this Agreement and the Confidential Information of the other Party; or (e) in confidence, in connection with the enforcement of this Agreement or any rights hereunder; provided however, that the Receiving Party making a disclosure pursuant to an exception set forth in the preceding subsections (a) or (b) of this Section shall provide the other Party with advance notice and shall, if requested by the other Party, to the extent practical and available, cooperate with the other Party in seeking confidential treatment of the information to be disclosed and/or to limit the scope of the proposed disclosure and minimization of the same (including application for a protective order).

6.3 NONDISCLOSURE OF AGREEMENT; PRESS RELEASES. Neither Party, nor its Affiliates, shall disclose, publish or otherwise reveal the contents of this Agreement to any third party without the prior express written consent of the other Party; provided that, each Party shall be permitted to disclose the terms and conditions of this Agreement as set forth in subsection (a) through (e) in Section 6.2. No press release referring to this Agreement or utilizing the other Party's name shall be made without the prior written consent of such other Party.

6.4 NON-SOLICITATION. During the term of this Agreement and for a period of two (2) years thereafter, Customer shall not solicit or hire, directly or indirectly, any of GT's or its Affiliates' respective officers, employees, contractors or consultants (unless Customer obtains GT's prior written consent (which consent GT may give or withhold in its sole discretion)).

                                    ARTICLE 7
                                 INDEMNIFICATION

7.1 INDEMNIFICATION. Subject to the exceptions in Sections 7.2 and 9.4, GT hereby agrees to indemnify, defend and hold Customer harmless from and against Losses resulting from any claim by a third party that the operation of the Equipment by Customer infringes the copyright or any other intellectual property rights of any third party that are registered in the United States (other than any patent rights that are not filed or published as of the Signing Date (which patents rights are hereby expressly excluded)).

7.2 CERTAIN EXCEPTIONS. GT shall have no obligation with respect to any claim of infringement based upon the Equipment or use thereof if (i) installed, operated or maintained in any manner other than in accordance with the Documentation, the Specifications and any instructions provided by GT,
      (ii) used for other than its intended purpose, (iii) repaired or materially altered, other than by GT, or (iv) combined with other equipment, materials or software, technology or other intellectual property not supplied by GT or not recommended or authorized by GT in writing.

7.3 REMEDIES FOR INFRINGEMENT. In the event any claim of actual or alleged infringement is made or threatened by a third party against Customer based upon the Equipment, then Customer shall promptly provide the details of any such claim to GT as soon as practicable, including copies of all relevant documents. Upon GT's receipt and review of such claim, or if GT otherwise reasonably believes (as determined by GT in its reasonable business judgment) that the Equipment or its use may infringe the intellectual property rights of a third party, GT may, at its cost and sole option, undertake such steps as GT determines are appropriate to avoid such infringement (including, for example, obtaining a license from the relevant party, modifying the Equipment and/or replacing the Equipment with non-infringing equipment). Customer shall reasonably cooperate with GT, at GT's cost and as requested by GT, to resolve any such claim and remedy and/or avoid any infringement and to limit any actual or potential liability or Losses arising from any infringing activities (including by providing GT with access to the Equipment to modify and/or replace Equipment), if and as may be requested by GT. In the event that, as determined by GT in GT's reasonable business judgment, it would not be commercially practicable to avoid or remedy any infringement, then Customer shall cease all actual or alleged infringing activities within no more than ten (10) Business Days of Customer's receipt of GT's written notice requesting Customer to do so and, at GT's sole option, Customer shall return to GT (freight prepaid by GT) or certify that it has destroyed the Equipment, and as Customer's sole and exclusive remedy, GT shall refund the Unit Price of such Equipment to Customer, less straight line depreciation of such Equipment over a ten (10) year period.

7.4 INDEMNIFICATION PROCEDURES. GT shall have the right to appoint counsel of its choosing and shall have sole control over the defense and/or settlement and/or other disposition of any claim or suit for which Customer is entitled to indemnification hereunder. Customer may participate and select its won respective counsel, at Customer's cost, upon notice to GT, unless there is a conflict of interest that would prevent representation by joint counsel, in which case, Customer may select respective counsel reasonably acceptable to GT and GT shall pay for Customer's counsel.

                                    ARTICLE 8
                               TERM; TERMINATION.

8.1   TERM. Subject to the occurrence of the Closing Condition as set forth in
      Section 8.2, the term of this Agreement shall commence upon the Effective Date and shall terminate (unless earlier terminated hereunder) the earlier of (x) the expiration of the Warranty Period, and (y) five (5) years from the Effective Date.

8.2 CLOSING CONDITION. The Parties hereby acknowledge and agree that, except for this Section 8.2 and Article 6 and Section 8.1 (which provisions shall be effective as of the Signing Date), notwithstanding anything else contained herein, none of the other terms or conditions of this Agreement shall be effective unless and until GT's Board of Directors has approved the terms and conditions of this Agreement (the "Closing Condition"). Upon satisfaction of the Closing Condition, all of the terms and conditions of this Agreement shall be effective and in full force and effect (the "Effective Date"). If the Closing Condition is not satisfied within forty-five (45) days of the Signing Date, this Agreement shall automatically and immediately terminate (unless otherwise mutually agreed in writing by the Parties).

8.3 TERMINATION. This Agreement may be terminated by either Party upon written notice to the other Party:


      (a) by a Party upon the failure of the other Party to perform any material term, condition or covenant of this Agreement, which failure has not been cured within thirty (30) days of the date of written notice of such failure given by the other Party or, with respect to any failure to make any payment when due and payable hereunder, within five (5) Business Days of such notice of failure; or

      (b) by a Party upon the other Party becoming insolvent or initiating (voluntarily or involuntarily) any bankruptcy proceeding.

8.4   EFFECT OF TERMINATION.

      (a) The expiration or termination of this Agreement pursuant to the terms of this Article 8 or otherwise shall not relieve any of the Parties of any obligations accruing prior to such termination, and any such termination shall be without prejudice to the rights of either party against the other conferred on it by this Agreement. Neither party shall be entitled to any compensation whatsoever as a result of termination of this Agreement (but without limiting either party's damages for any breach of this Agreement). In addition, except as provided below, the provisions of Sections 2.2, 2.3, 2.4, 2.5, 3.2, 8.4, 9.3 and 9.4
            and Article 1, Article 6, Article 7 and Article 10 shall survive expiration or termination of this Agreement for any reason. Upon expiration or termination of this Agreement, (a) except as expressly permitted under this Agreement, each Party shall immediately cease use of the Confidential Information of the other Party (and if requested by the other Party, shall return or destroy, all tangible embodiments thereof); and (b) all amounts due hereunder shall be immediately due and payable. Notwithstanding anything to the contrary contained herein, upon any termination of this Agreement by GT pursuant to Section 8.3(a), the License granted pursuant to
            Section 2.2 shall automatically and immediately terminate, whether during or after the term of this Agreement. For the avoidance of doubt, the License shall be subject to termination upon written notice by GT in the event that Customer (or any assignee or transferee) fails to comply with, or otherwise breaches, any of the terms or conditions of (x) Section 2.2 (including any breach of any of Customer's obligations thereunder with respect to sublicensing, assignment and transfer), (y) Article 6, and/or (z) Section 10.8(b).

      (b) The Parties agree that the license rights granted to each Party hereunder are rights in "intellectual property" within the scope of
            Section 101 (or its successors) of the United States Bankruptcy Code (the "Code"). Each Party, as a licensee of intellectual property rights hereunder, shall have and may fully exercise all rights available to a licensee under the Code, including under Section 365(n) or its successors.

                                    ARTICLE 9
               REPRESENTATIONS AND WARRANTIES; PRODUCT WARRANTIES

9.1 MUTUAL WARRANTIES. Each Party hereby represents and warrants to the other that (i) it has the authority to enter into and perform its obligations under this Agreement, (ii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms,
      (iii) it is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, and (iv) neither the execution of this Agreement nor its performance hereunder conflicts with any applicable law, rule or regulation or any other agreement to which it is a Party or any obligation to which it is subject.

9.2   REPRESENTATIONS AND WARRANTIES.

      (a) Free from Defects; Specifications; Minimum Average Growth Rate. Subject to Section 9.2(b), GT hereby represents and warrants that each item of Equipment, upon Delivery, shall (A) be new and free from material defects in design, workmanship and materials (except for normal wear and tear on parts), and (B) conform to its respective Specifications, through the applicable Warranty Period; except that, for the avoidance of doubt, notwithstanding anything to the contrary in the Specifications or hereunder, the only representation or warranty provided with respect to any growth rate, shall be, subject to Section 9.2(b) and Section 4.5, that, during the Warranty Period, each Reactor shall have the capacity to yield at least the applicable Minimum Average Growth Rate. Customer's sole and exclusive remedy, and GT's sole liability, for any failure of any Equipment to comply with this Section 9.2(a) shall be solely as set forth in Section 9.2(c). Customer hereby agrees that the foregoing remedy shall be its sole and exclusive remedy and shall not be deemed to have, and Customer shall not assert that it has, failed its essential purpose.

      (b) Exceptions to Warranties; Indemnity. Notwithstanding anything herein to the contrary, the warranties set forth in this Section 9.2, and the indemnity set forth in Section 7.1, shall not apply to, and GT shall have no obligation with respect to, (i) any non-conformities or other defects resulting from normal wear and tear or (ii) to any Equipment that is (A) installed, operated, used or maintained in any manner other than in accordance with the Documentation, the Specifications or any instructions provided by GT, (B) operated or used other than for its intended purpose, (C) subject to misuse, neglect or accident, (D) repaired, modified or in way altered in any respect other than by GT, or (E) combined with other equipment, materials or software, technology or other intellectual property not supplied or recommended or authorized in writing by GT.

      (c) Remedies for Non-Compliance. Subject to Section 9.2(b), if any item of Equipment fails to comply with the warranty set forth in Section 9.2(a) (after re-calculations as set forth in Section 4.5(c)) (and provided that none of the foregoing, is subject to any exception under Section 9.2(b), and provided further that Customer has complied with all of the conditions set forth in Section 4.5 and Customer notifies GT of any of the foregoing, then GT shall, at GT's sole option, repair or replace any such defective Equipment (and Customer acknowledges that such repair or replacement could take GT up to, for example, twelve (12) months depending upon the nature of the repair or replacement). GT shall bear all of its own costs and expenses incurred in connection with fulfilling its warranty obligations under this Section 9.2(c). Customer shall cooperate with GT and allow GT and its representatives reasonable access to Customer's site for the purposes of repairing Equipment or removing Equipment for repair or replacement, as determined by GT in its discretion. Repaired or replaced Equipment shall be shipped to Customer by GT by reasonable commercial means, at GT's cost. If requested by GT, Customer shall ship or deliver such item of Equipment to the facility designated by GT (provided that GT shall pay for and arrange the shipping or other transport of such item of Equipment). If GT, in its discretion, is not able to repair or replace such item of Equipment, then GT shall refund to Customer the total Unit Price for such item of Equipment, less straight line depreciation of such item of Equipment over a ten (10) year period. The foregoing shall be Customer's sole and exclusive remedy, and GT's sole liability, for any failure of any Equipment to comply with any warranties. Customer hereby agrees that the foregoing remedy shall not be deemed to have, and Customer shall not assert that it has, failed its essential purpose.

9.3 DISCLAIMERS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 9.2 (WHICH ARE EXCLUSIVE AND IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND) GT MAKES NO OTHER WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE EQUIPMENT OR OTHERWISE, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, WHETHER STATUTORY, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND ALL REPRESENTATIONS OR WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE. WITHOUT LIMITING THE FOREGOING, EACH LICENSE GRANTED TO CUSTOMER HEREUNDER IS PROVIDED 'AS IS' AND GT MAKES NO WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO ANY LICENSE AND EXPRESSLY DISCLAIMS ALL WARRANTIES, WHETHER STATUTORY, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND ALL REPRESENTATIONS OR WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE.

9.4 LIMITATIONS OF LIABILITY. UNDER NO CIRCUMSTANCES WILL GT, OR ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS BE LIABLE TO CUSTOMER FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE OR OTHER DAMAGES, OR ANY LOSS OF PROFITS OR REVENUES, OR ANY LOSS RESULTING FROM INTERRUPTION OF BUSINESS OR COST OF CUSTOMER'S LABOR, EVEN IF GT OR ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY OF ANY KIND, UNDER ANY CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR ANY OTHER THEORY (AND INCLUDING UNDER ANY WARRANTY OR OTHERWISE), ARISING OUT OF OR RELATING IN ANY WAY TO OR IN CONNECTION WITH THIS AGREEMENT OR ITS IMPLEMENTATION (INCLUDING ARISING OUT OF OR RELATING IN ANY WAY TO OR IN CONNECTION WITH THE EQUIPMENT, THE BASIC ENGINEERING PACKAGES AND OTHER DOCUMENTATION, THE SERVICES OR ANY INFORMATION OF GT OR GT'S PERFORMANCE UNDER, OR ANY BREACH OF ANY OF THE

      TERMS OR CONDITIONS OF, THIS AGREEMENT). THE REMEDIES EXPRESSLY PROVIDED HEREIN ARE CUSTOMER'S SOLE AND EXCLUSIVE REMEDIES, WHETHER CLAIMS ARE BASED IN ANY CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR ANY OTHER THEORY (OR INCLUDING UNDER ANY WARRANTY OR OTHERWISE). TO THE EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL GT'S OR ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS TOTAL COLLECTIVE LIABILITY ARISING OUT OF OR RELATING IN ANY WAY TO OR IN CONNECTION WITH THIS AGREEMENT OR ITS IMPLEMENTATION EXCEED THE AMOUNT OF THE PURCHASE PRICE PAID BY CUSTOMER TO GT FOR THE EQUIPMENT HEREUNDER. CUSTOMER ACKNOWLEDGES AND AGREES THAT THE EXCLUSIVE REMEDIES AND LIMITATIONS OF LIABILITIES SET FORTH HEREIN WERE BARGAINED FOR AND ARE ESSENTIAL TERMS OF THIS AGREEMENT AND THAT, BUT FOR SUCH EXCLUSIONS AND LIMITATIONS, THE PURCHASE PRICE WOULD BE HIGHER. NOTHING IN THIS AGREEMENT SHALL LIMIT OR EXCLUDE THE LIABILITY OF EITHER PARTY FOR DEATH OR PERSONAL INJURY RESULTING FROM ITS NEGLIGENCE OR FOR FRAUDULENT MISREPRESENTATION.

                                   ARTICLE 10
                                  MISCELLANEOUS

10.1 HEADINGS; INTERPRETATION. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is executed in the English language which shall be deemed to comprise the language mutually chosen by the Parties. If any translations are prepared of this Agreement and there is any conflict between the English version and such translation, the English version shall control. The Parties agree that this Agreement has been prepared jointly and no rule of strict construction shall be applied against either Party. In this Agreement, the singular shall include the plural and vice versa and the word "including" and "include" shall be deemed to be followed by the phrase "without limitation." The terms "herein" and "hereunder" and similar terms shall be interpreted to refer to this entire Agreement.

10.2 ASSIGNMENT. Neither Party may assign or otherwise transfer (whether by assignment, operation of law, by merger or otherwise) this Agreement, or any of its rights or claims under this Agreement, without the other Party's prior written consent, which consent shall not be unreasonably withheld or delayed; provided, that any assignment or other transfer (whether by assignment, operation of law, by merger or otherwise) to (a) a subsidiary or other Affiliate of a Party, or (b) with respect to GT, a third party in connection with a sale of all or substantially all of the assets to which this Agreement relates (whether by assignment, operation of law, by merger or otherwise), in each case shall not require the prior written consent of the other Party; provided, further however, that the assigning or transferring Party, as applicable, (x) notifies the other Party of such assignment or other transfer, and (y) the assignee or transferee (including any assignee or transferee consented to by the other Party in writing, as set forth above), as applicable, acknowledges and agrees in writing to the non-assigning, or non-transferring, as applicable, Party to be bound by the terms and conditions of this Agreement, and (z) with respect to any such assignment or other transfer by Customer to a subsidiary or other Affiliate (or any other assignment or other transfer consented to by GT in writing, as set forth above), prior to any such assignment or other transfer, such subsidiary or other Affiliate (or such other assignee or other transferee consented to in writing by GT (as set forth above)) shall open an irrevocable confirmed standby letter of credit in favor of, and which is acceptable to, GT (and which is consistent with the terms of Section 3.2(c)(iii)) in replacement of the irrevocable confirmed letter of credit in favor of GT opened by Customer in accordance with the terms of
      Section 3.2(c)(iii). Any attempt at assignment or other transfer (whether by assignment, operation of law, by merger or otherwise) in violation of this Section 10.2 (and/or Section 2.2) shall be null and void. Notwithstanding anything contained herein to the contrary, no assignment or other transfer (whether by assignment, operation of law, by merger or otherwise) of this Agreement shall be permitted if it would violate the terms of Section 10.8(b) or Section 2.2.

10.3 BINDING EFFECT. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and their respective permitted successors and assigns.

10.4 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon or give to any person or other entity, other than the Parties, any interests, rights, remedies or other benefits with respect to or in connection with any agreement or provision contained herein or contemplated hereby, and the provisions of the Contract (Third Party Rights) Act are hereby specifically excluded.

10.5 RELATIONSHIP OF PARTIES. The relationship hereby established between GT and Customer is solely that of supplier and customer. Each is an independent contractor engaged in the operation of its own respective business, and nothing in this Agreement shall be construed to create a partnership, agency, joint venture, pooling, franchise or employer-employee relationship between the Parties. Neither Party shall be responsible for the compensation, payroll-related taxes, workers' compensation, accident or health insurance or other benefits of employees of the other Party. Neither Party has the power or authority to act for, represent, or bind the other Party (or any of the other Party's Affiliates) in any manner.

10.6 FORCE MAJEURE. Neither Party shall be held responsible for any delay or failure to perform a obligation hereunder to the extent caused by fires, strikes, embargoes, government requirements, civil or military authorities, terrorism (or the threat thereof), acts of God or of the public enemy or any other causes beyond their reasonable control (each a "Force Majeure Event") provided, however, that this Section shall not relieve a party of its obligation to make payments as they become due hereunder. A Party shall promptly notify the other Party of the occurrence of a Force Majeure Event, the time for performance under this Agreement by the Party whose performance is affected by such Force Majeure Event shall be suspended during the continuance of such Force Majeure Event and thereafter extended for the period equal to that during which such Force Majeure Event continued. The Party whose performance is affected by a Force Majeure Event shall provide written notice to the other Party of such Force Majeure Event, specifying the nature and the expected duration of the Force Majeure Event, within fifteen (15) Business Days after the Party whose performance is affected becomes aware of such Force Majeure Event, and, to the extent reasonable, shall use its commercially reasonable efforts to mitigate the effects of the Force Majeure Event.

10.7 CHOICE OF LAW; JURISDICTION. This Agreement, the legal relations between the Parties and any related order shall be governed and interpreted, construed, and enforced in accordance with the laws of England, notwithstanding the choice of law rules of any jurisdiction. The Convention for the International Sale of Goods shall not apply to this Agreement and is hereby expressly disclaimed. SUBJECT TO SECTIONS 10.9 AND 10.10, IF A PARTY BRINGS A JUDICIAL PROCEEDING THAT IS PERMITTED BY THIS AGREEMENT TO ENFORCE ANY DECISION OF A MAJORITY OF THE ARBITRATORS TO
      SECTION 10.9 OR TO SEEK INJUNCTIVE OR OTHER EQUITABLE RELIEF PURSUANT TO
      SECTION 10.10 (A "PERMITTED JUDICIAL PROCEEDING") IN ANY COURT OF COMPETENT JURISDICTION LOCATED IN LONDON, ENGLAND, THE OTHER PARTY HEREBY IRREVOCABLY CONSENTS TO THE JURISDICTION OF, AND VENUE IN, ANY SUCH COURT OF COMPETENT JURISDICTION LOCATED IN LONDON, ENGLAND AND SHALL NOT CONTEST OR SEEK TO CHANGE SUCH VENUE. IN ADDITION, IF GT BRINGS A PERMITTED JUDICIAL PROCEEDING IN ANY COURT OF COMPETENT JURISDICTION LOCATED IN CHINA, CUSTOMER HEREBY IRREVOCABLY CONSENTS TO THE JURISDICTION OF, AND VENUE IN, ANY SUCH COURT OF COMPETENT JURISDICTION LOCATED IN HONG KONG OR OTHERWISE IN CHINA AND SHALL NOT CONTEST OR SEEK TO CHANGE SUCH VENUE. SUBJECT TO SECTIONS 10.9 AND 10.10, THE FOREGOING SHALL NOT, HOWEVER, LIMIT A PARTY FROM BRINGING A PERMITTED JUDICIAL PROCEEDING IN ANY OTHER COURT OF COMPETENT JURISDICTION, REGARDLESS OF WHETHER WITHIN OR OUTSIDE OF ENGLAND. EACH PARTY CONSENTS TO SERVICE OF PROCESS BY ANY METHOD OF NOTICE (EXCEPT EMAIL) SPECIFIED IN SECTION 10.11 (TO THE EXTENT PERMITTED BY APPLICABLE LAW).

10.8  COMPLIANCE WITH LAWS.

      (a) Customer shall, and shall cause its Affiliates and each of their respective directors, officers, employees, consultants, contractors, agents and owners to, comply with all applicable laws and regulations relating to this Agreement and the performance of their obligations and exercise of their rights hereunder, including all applicable export control laws and laws prohibiting corrupt practices (e.g., United States Foreign Corrupt Practices Act).

      (b) Without limiting Section 10.8(a), notwithstanding anything herein to the contrary, Customer shall not, and shall cause its Affiliates, and each of their respective directors, officers, employees, consultants, contractors, agents and owners, to not, use, or export, assign or otherwise transfer (whether by assignment, sale, operation of law or otherwise) to any person, entity or country, this Agreement or any rights or obligations hereunder, any of the Equipment or any of GT's Confidential Information, or exercise any rights hereunder, which, if done by GT directly, would violate any laws of the United States or any other applicable laws and regulations (including any export control laws or regulations) or which would otherwise result in GT being in violation of any such laws or regulations.

10.9  DISPUTE RESOLUTION.

      (a) NEGOTIATION BETWEEN PARTIES. The Parties agree to negotiate in good faith to resolve any dispute, controversy or difference between them arising out of, in connection with or relating to, this Agreement (any such dispute, controversy or difference, a "Dispute"), and for such purpose shall nominate one senior officer as its representative. These representatives shall meet in person and shall attempt in good faith to resolve the Dispute, provided that if such senior officers are unable or otherwise do not meet, or the Dispute is not otherwise resolved by the Parties, within thirty (30) days of the written meeting request, either Party may thereafter commence arbitration proceedings in accordance with Section 10.9(b) below. The Parties agree that during the pendency of any Dispute, the Parties shall continue to perform their respective obligations under this Agreement to the extent that such performance is not the subject of the Dispute. Notwithstanding the foregoing, for the avoidance of doubt, and without limiting any of GT's available rights or remedies, if the Dispute relates to Customer's failure to pay GT amounts owed to GT, GT may proceed directly to arbitration at any time upon ten (10) Business Days notice to Customer, and shall not be obligated to continue to perform its obligations under this Agreement until Customer remedies such failure to make payment by paying GT in full all such overdue amounts, together with any interest payable by Customer to GT with respect thereto pursuant to
            Section 3.23.2(b).

      (b) ARBITRATION. Subject to Section 10.10, any Dispute not resolved under Section 10.9(a) shall be resolved through arbitration pursuant to this Section 10.9(b). The Parties hereby waive any right to institute a court or other dispute resolution proceeding and acknowledge that arbitration in accordance with this Section 10.9(b) is the sole and exclusive means of resolving any Dispute hereunder or relating hereto, except that the Parties may at any time, initiate other proceedings as provided in Section 10.10. Subject to
            Section 10.10, all Disputes shall be finally settled by arbitration in accordance with the auspices of the

      International Institute for Conflict Prevention & Resolution ("CPR") pursuant to the CPR Rules for Non-Administered Arbitration of International Disputes and shall, unless otherwise mutually agreed by the Parties, be held in London, England before by an arbitration board consisting of three (3) arbitrators. Each of the Customer and GT shall select one arbitrator within thirty (30) days after giving or receiving a demand for arbitration. Such arbitrators shall be freely selected, and neither Customer nor GT shall be limited in their selection to any prescribed list. The two (2) arbitrators appointed by the Parties shall appoint the third arbitrator who shall serve as the chairman of the arbitration board. If either the Customer or GT does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made in accordance with the CPR Rules for Non-Administered Arbitration of International Disputes. The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the CPR Rules for Non-Administered Arbitration of International Disputes in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 10.9(b) including the provisions concerning the appointment of arbitrators, the provisions of this Section 10.9(b) shall prevail. The arbitrators shall decide any Dispute submitted by the Parties to the arbitration in accordance with the substantive law of England. In making their award, the arbitrators shall have the right to award reasonable attorney's fees as they deem just and appropriate under the circumstances (subject to the terms and conditions of this Agreement). The award shall be issued within sixty (60) days of the constitution of the arbitration tribunal, provided, however, that the arbitration tribunal shall, upon a finding that it is impracticable to meet such deadline consistent with its primary obligation justly to determine the controversy before it, have discretion to extend or alter such deadline to the extent necessary to prevent injustice or preserve the enforceability of its award. The award of the arbitration tribunal shall be final and binding upon the disputing Parties, and any Party may apply to a court of competent jurisdiction for enforcement of such award. For the avoidance of doubt, the arbitrators shall not have the authority to award punitive or special damages (including any lost profits) and awards shall be consistent with the limitations on liability set out in Section 9.4 and shall be made in accordance with, and subject to, the other terms and conditions of this Agreement. In the absence of a contrary ruling by the arbitrators, each Party shall pay its own costs and fees in connection with the arbitration. Each Party shall cooperate with the other Party and use its respective reasonable commercial efforts to take such actions reasonably required to facilitate the prompt enforcement in the PRC or in any other jurisdiction, as applicable, of any arbitration award made by the tribunal in accordance with the terms and conditions of this Agreement.

10.10 INJUNCTIVE RELIEF; SPECIFIC PERFORMANCE. The Parties hereto acknowledge and agree that a breach of the terms of this Agreement could give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the Parties agree that, in addition to any other remedies, and notwithstanding anything contained in this

      Agreement, each Party shall be entitled to seek preliminary or injunctive relief and to enforce the terms of this Agreement by a decree of specific performance. Without limiting the generality of the foregoing, Customer hereby acknowledges and agrees that the GT Confidential Information has substantial business value to GT, provides a significant competitive advantage to GT and that any improper use or disclosure of any GT Confidential Information would materially impair the business value of such GT Confidential Information and irreparably harm GT's business. Therefore, Customer hereby agrees that, notwithstanding anything contained in this Agreement, GT shall be entitled to preliminary or injunctive relief and to specific enforcement of this Agreement in connection with any breach of the terms of Section 2.2, Article 6 and/or Section 10.8(b), in each case without posting of any bond or other security.

10.11 NOTICES. Any consent, agreement, approval or notice required or permitted to be given or made under this Agreement by one of the Parties hereto to other Party shall be in writing and in English and shall be delivered in person or by Federal Express (or other recognized international courier service requiring signature upon receipt) or by facsimile or email (as evidenced by a paper copy of such email). Such notice shall be deemed effective upon receipt or, in the case of facsimile or email, upon written confirmation of receipt by the other Party (such confirmation to be transmitted in person, by email or international courier as provided above). For purposes of notice, the addresses of the Parties shall be as follows:


If to GT:                                         GT Solar Incorporated
                                                  243 Daniel Webster Highway
                                                  Merrimack, NH 03054
                                                  U.S.A.
                                                  Attention: President
                                                  cc:  General Counsel
                                                  Tel: +(603) 883-5200
                                                  Fax: +(603) 598-0444
                                                  Email:  keck@gtsolar.com and zarrella@gtsolar.com

If to Customer:                                   LDK Solar Hi-tech Co., Ltd
                                                  Xinyu Hi-tech Development Zone
                                                  Xinyu City, Jiangxi, China
                                                  Attention: Mr. LDK Peng
                                                  Tel: +86-512-65629698
                                                  Fax: +86-512-65622785

Any Party may, by written notice to the other Party in accordance with this
Section 10.11, change the address or addressee to which notices, requests or other communications shall be given.

10.12 EXPENSES. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne and paid by the Party incurring such costs and expenses.

10.13 WAIVER. Any failure on the part of any Party hereto to comply with any of its obligations, agreements or conditions hereunder may only be waived in writing by the Party to whom such compliance is owed. Any such waiver by any Party will not be considered as a waiver of any subsequent failure to comply with any such obligation, agreement or condition or any other hereunder.

10.14 AMENDMENTS. This Agreement may not be amended except by an instrument in writing signed by a duly authorized officer or representative of each of the Parties hereto.

10.15 SEVERABILITY. If any part of this Agreement is deemed to be unenforceable, invalid or in contravention of applicable law, then such provision shall be of no effect, and the remainder of this Agreement shall remain in full force and effect, and the Parties shall negotiate in good faith to replace such provision with a provision which effects to the extent possible the original intent of such provision.

10.16 ENTIRE AGREEMENT. The exhibits and any other attachments to this Agreement, and all terms and conditions contained therein, are hereby incorporated by reference provided that, in the event of a conflict between any term or condition of this Agreement and any term or condition of any exhibit or other attachment hereto, the terms and conditions of this Agreement shall control. This Agreement constitutes the entire agreement between the Parties regarding the subject matter of this Agreement, and supersedes all other prior agreements, understandings and negotiations, both written and oral, among the Parties with respect to the subject matter of this Agreement. For purposes of clarity, the terms and conditions of this Agreement shall supersede and control any terms and conditions in any form of purchase order or any other business forms used by the Parties for the purposes of ordering, acknowledging, invoicing or shipping.

10.17 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the Parties, intending to be bound, have caused this Agreement to be executed on their behalf by their duly authorized agent as of the day and year first above written.

LDK SOLAR COMPANY, LTD.                                    GT SOLAR INCORPORATED

By:                                                        By:

Name:                                                      Name:

Title:                                                     Title:

JIANGXI LDK PV SILICON TECHNOLOGY COMPANY, LTD.

By:

Name:

Title:


                                   EXHIBIT A-1

                          48-ROD REACTOR SPECIFICATIONS

GENERAL OVERVIEW:

Each 48-Rod Reactor to be provided by GT to Customer pursuant to this Agreement shall be a "Siemens Style" (as such term is commonly understood in the industry) 48-rod TCS decomposition reactor that will use solid polysilicon seed filaments.

EQUIPMENT                                          PURPOSE
Main Reactor Power Supply                          electrical power supply to Reactor
Reactor Vessel                                     decomposition of TCS to silicon
Pyrometers                                         monitor process temperature
Electrodes                                         power feed-through
O-Rings/Bolts on Base Flange                       sealing the Reactor

48-ROD REACTOR SPECIFICATIONS:

COMPONENTS:                                - metal base plate and chamber
                                           - power supply

GEOMETRY:                                  - cylindrical and hemispherical for the chamber
                                           - flat plane for the base plate

DESIGN CHARACTERISTICS:                    - pressure rating of 10 BarG (process side)
                                           - Reactor cooled with water in the external jacket
                                           - expected production of 200+ mt/Reactor per year of polysilicon (based on the assumption of twenty (20) hours of downtime between runs (which Customer acknowledges may vary as the downtime between runs is in Customer's control))**

DIMENSIONS:                                - approximately 2 m diameter x 3 m height
                                           - weight - approximately 25,000 kilograms

CONSTRUCTION MATERIAL:                     - stainless steel on the process side
                                           - carbon steel outside and on the cooling water side

***CERTAIN CUSTOMER SUPPLIED EQUIPMENT     - piping, valves, or instrumentation of gas utilities
(NOT INCLUSIVE OF ALL CUSTOMER SUPPLIED    - step down transformer from power feed and switch gear
EQUIPMENT, MATERIALS AND OTHER WATER       - two (2) cooling (treated and deionized)
SYSTEMS RESOURCES):                        - overhead crane
                                           - lifting spreader bar
                                           - seed filaments, TCS and hydrogen feed gases, carbon chucks and other consumables
                                           - distributive control system for the Reactors and Reactor Power Supplies

***CERTAIN CUSTOMER PROVIDED SERVICES      - Installation of the Equipment
(NOT INCLUSIVE OF ALL CUSTOMER PROVIDED    - all engineering support (including for the design of the support facilities to operate
SERVICES AND OTHER RESOURCES):             the Reactors and Reactor Power Supplies)
                                           - anything that GT does not have an express obligation to provide to Customer under this
                                           Agreement.


** Note that, notwithstanding anything contained in this Agreement, these provisions shall not be deemed to expand the warranty set forth in Section 9.2(a) of the Agreement nor shall they be construed as a warranty as to productivity of any type.

*** Note that, notwithstanding anything contained in this Agreement, Customer acknowledges and agrees those items that are to be provided by Customer herein are the sole and exclusive obligation and responsibility of Customer and in no event shall GT have any responsibility or liability with respect thereto or arising in connection therewith.

DESCRIPTION OF THE REACTOR POWER SUPPLY:

Design Summary                                       -three (3) independent control loops
                                                     -each Reactor has a "main" and a starting power phase

Supply                                               -each Reactor has a PLC controller

AC Input                                             -three-phase supply voltage of 10 kV (+/- 5%) 50 Hz (+/-2%) Frequency
                                                     -three-phase auxiliary voltage of 380 volts (+/- 5%) 50 Hz (+/- 2%) Frequency
                                                     -single-phase auxiliary voltage of 220 volts (+/-5%) 50 Hz (+/-2%) Frequency

Output                                               -rated AC voltage range of 140 to 2250 V
                                                     -rated AC current range of 0.1 to 3000 A
                                                     -automatic control (with a PLC ) to within +/- 1% of indicated current
                                                     -ground fault interruption system

Ambient conditions                                   -temperature range of 10 to 30 degreesC
                                                     -cooling water temperature feed temperature of 20 degreesC

Cooling system needed                                -air forced in closed loop for additional cooling as needed

***CERTAIN CUSTOMER SUPPLIED EQUIPMENT (NOT          -step down transformer from main power feed power distribution switchgear
INCLUSIVE OF ALL CUSTOMER SUPPLIED EQUIPMENT,        -a deionized water cooling loop with 20oC feed temperature
MATERIALS AND OTHER RESOURCES):                      -Buss bars and cabling to carry power between the transformer and power supply as well to the Reactor electrodes.
                                                     -all external cabling and piping
                                                     -Earthing system
                                                     -foundations and surrounding building
                                                     -power factor improvement or harmonic filter system
                                                     -carbon pre-heaters and/or power supply to operate them
                                                     -distributive control system and program logic
                                                     -cable trays and conduits required to install Equipment

***CERTAIN CUSTOMER PROVIDED SERVICES (NOT           -Installation of the Equipment including connection to main transformer
INCLUSIVE OF ALL CUSTOMER PROVIDED SERVICES AND      -connection of the buss bars/cables to the Reactor electrodes
OTHER RESOURCES):


*** Note that, notwithstanding anything contained in this Agreement, Customer acknowledges and agrees those items that are to be provided by Customer herein are the sole and exclusive obligation and responsibility of Customer and in no event shall GT have any responsibility or liability with respect thereto or arising in connection therewith.

                         DESCRIPTION OF 36-ROD REACTORS

    "SIEMENS STYLE" (AS SUCH TERM IS COMMONLY UNDERSTOOD IN THE INDUSTRY) TCS
                              DECOMPOSITION REACTOR

EQUIPMENT                                          PURPOSE
Prestarting Power Supply                           Preparation for Starting Reactor
Starting Power Supply                              Starting Reactor
Main Supply with Bus Bar                           Electrical Power supply to Reactor
Reactor Vessel                                     Decomposition of TCS to silicon
Pyrometers                                         Monitor process temperature
Double Pipe Heat Exchanger                         Gas In/Out
Electrodes                                         Power Feedthrough
O-Rings/Bolts on Base Flange                       Sealing the Reactor

                         DESCRIPTION OF 36-ROD REACTORS


COMPONENTS:                                - metal Base Plate and Chamber
                                           - Power Supply
                                           - Double pipe heat exchanger

GEOMETRY:                                  - Cylindrical and hemispherical for the Chamber
                                           - Flat plane for the Base Plate

DESIGN CHARACTERISTICS:                    - Pressure Rating of 10 BarG
                                           - Reactor cooled with water in the external jacket

DIMENSIONS:                                - Approx 2m diameter x 3 m height
                                           - Weight approx 13,000 kilograms

CONSTRUCTION MATERIAL:                     - Stainless Steel on the process side
                                           - Carbon Steel outside and on the cooling water side

***CERTAIN CUSTOMER SUPPLIED EQUIPMENT     - Piping, valves, or instrumentation of gas utilities
(NOT INCLUSIVE OF ALL CUSTOMER SUPPLIED    - Cooling Water System
EQUIPMENT, MATERIALS AND OTHER             - Overhead crane
RESOURCES):                                - Lifting spreader bar
                                           - Seed filaments, TCS and hydrogen feed gases, carbon chucks or other consumables
                                           - Control system for the Reactors and power supplies (not inclusive of all Customer provided resources)

*** CUSTOMER PROVIDED SERVICES             - Installation of the Equipment
                                           - Engineering support for the design of the Equipment to operate the Reactors and power supplies. (not inclusive of all Customer provided services)

*** Note that, notwithstanding anything contained in this Agreement, Customer acknowledges and agrees those items that are to be provided by Customer herein are the sole and exclusive obligation and responsibility of Customer and in no event shall GT have any responsibility or liability with respect thereto or arising in connection therewith.

                       DESCRIPTION OF THE 36-ROD POWER SUPPLY

Design Summary                             - Six Separate loops independently controlled
                                             Each Reactor has a "main" and a starting power

Supply                                     One Pre-starting power supply common for 4 reactors Each Reactor has a PLC controller

AC Input                                   - Three-phase supply voltage of 6.6 kV (+/- 5%) 60 Hz (+/-2%) Frequency

DC Output                                  Rated DC voltage range of 140 to 2250 V
                                           Rated DC current range of 0.1 to 3000A
                                           Automatic control (with a PLC) to within +/- 1% of indicated current
                                           Ground Fault interruption system
                                           Buss bars and cabling to carry power to the reactor electrodes. Maximum length of Buss bars is 5 meters.

Ambient conditions                         - Temperature range of 10 to 37 degrees C
                                           - Cooling water temperature feed temperature of 20 degrees C

Cooling system needed                      - Air forced in closed loop for additional cooling as needed

CUSTOMER SUPPLIED EQUIPMENT                - Step Down transformer from main power feed Power distribution switchgear
                                           - A deionized water cooling loop with 20 degrees C feed temperature
                                           - All external cabling and piping
                                           - Earthing system
                                           - Foundations and surrounding building
                                           - Power factor improvement or Harmonic Filter system
                                           - Carbon Pre-heaters or power supply to operate them.
                                           - DCS Control system
                                           - Cable trays and conduits required to install equipment (not inclusive of all Customer provided resources)

CUSTOMER PROVIDED SERVICES                 - Installation of the Equipment including connection to main transformer
                                           - Connection of the Buss bars/cables to the Reactors

                                           (not inclusive of all Customer provided services)

*** Note that, notwithstanding anything contained in this Agreement, Customer acknowledges and agrees those items that are to be provided by Customer herein are the sole and exclusive obligation and responsibility of Customer and in no event shall GT have any responsibility or liability with respect thereto or arising in connection therewith.

                                   EXHIBIT B

                            CONVERTER SPECIFICATIONS

GENERAL OVERVIEW:

Each Converter to be provided by GT to Customer pursuant to this Agreement shall be a "Siemens Style" (as such term is commonly understood in the industry) 24-element converter to hydrogenate STC to TCS.

..



--------------------------------------------------------------------------------
EQUIPMENT                                  PURPOSE
--------------------------------------------------------------------------------
Main Converter Power Supply                Electrical power supply to Converter
--------------------------------------------------------------------------------
Converter Vessel                           Hydrogenation of STC to TCS
--------------------------------------------------------------------------------
Pyrometers                                 monitor process temperature
--------------------------------------------------------------------------------
Heat Exchanger                             gas in/out
--------------------------------------------------------------------------------
Electrodes                                 Power feed through
--------------------------------------------------------------------------------
O-Rings/Bolts on Base Flange               sealing the Converter
--------------------------------------------------------------------------------

DESCRIPTION OF THE CONVERTER:

-------------------------------------------------------------------------------------------------------------------
COMPONENTS:                             - mental base plate and chamber Power supply Heat exchanger
--------------------------------------------------------------------------------
GEOMETRY:                                 cylindrical and hemispherical for the chamberflat plane for the base plate
------------------------------------------------------------------------------------------------------------------
DESIGN CHARACTERISTICS:                 - pressure rating of 10 BarG converter cooled with water in the external jacket capable of converting at least 750 kg/hr of STC when run pursuant to GT's operating instructions
-------------------------------------------------------------------------------------------------------------------
DIMENSIONS:                               approximately 2m diameter x 3m height weight approximately 16,000 kilograms
-------------------------------------------------------------------------------------------------------------------
CONSTRUCTION MATERIAL                   - stainless steel on the process side
                                        - Carbon steel outside and on the cooling water side
-------------------------------------------------------------------------------------------------------------------
*** CERTAIN CUSTOMER SUPPLIED           - piping, valves, or instrumentation of gas utilities
EQUIPMENT (NOT INCLUSIVE OF ALL         - step down transformer from power feed and switch gear
CUSTOMER SUPPLIED EQUIPMENT,            - cooling water system
MATERIALS AND OTHER RESOURCES):         - overhead crane
                                        - lifting spreader bar
                                        - carbon heating elements, STC and hydrogen feed gases and other consumables
                                        - control system for the Converters and Converter Power Supplies
--------------------------------------------------------------------------------------------------------------------
***CERTAIN CUSTOMER PROVIDED            - Installation of the Equipment All engineering support (including for
SERVICES (NOT INCLUSIVE OF ALL            the design of the support facilities to operate the Converters and
CUSTOMER PROVIDED SERVICES AND            Converters Power Supplies)
OTHER RESOURCES):                       - anything that GT does not have an express obligation to provide to
                                          Customer under this Agreement.
------------------------------------------------------------------------------------------------------------------


*** Note that, notwithstanding anything contained in this Agreement, Customer acknowledges and agrees those items that are to be provided by Customer herein are the sole and exclusive obligation and responsibility of Customer and in no event shall GT have any responsibility or liability with respect thereto or arising in connection therewith.

DESCRIPTION OF THE CONVERTER:


------------------------------------------------------------------------------------------------------------------
Design Summary                          - each Converter has a power supply that is controlled by a PLC.

------------------------------------------------------------------------------------------------------------------
AC Input                                - three-phase supply voltage of 10 kV (+/- 5%) 50 Hz (+/-2%) Frequency three-phase auxiliary voltage of 380 volts (+/- 5%)

                                        50 Hz (+/-2%) Frequency

                                        single-phase auxiliary voltage of 220 volts (+/-5%)

                                        50 Hz (+/- 2%) Frequency

------------------------------------------------------------------------------------------------------------------
Output                                  Rated output current: 3,200 A

                                        Rated output voltage: 265V

                                        automatic control (with a PLC) to within +/- 1% of indicated current ground fault interruption system

------------------------------------------------------------------------------------------------------------------
Ambient conditions                      - temperature range of 10 to 30 degrees C
                                        - cooling water temperature feed temperature of 2 degrees C
------------------------------------------------------------------------------------------------------------------
Cooling system needed                   - air forced in closed loop for additional cooling as needed
------------------------------------------------------------------------------------------------------------------
***CERTAIN CUSTOMER SUPPLIED            - step down transformer from main power feed power distribution switchgear
EQUIPMENT (NOT INCLUSIVE OF ALL         - a deionized water cooling loop with 20 degrees C feed temperature
CUSTOMER SUPPLIED EQUIPMENT,            - buss bars and cabling to carry power to the converter electrodes
MATERIALS AND OTHER RESOURCES):         - all external cabling and piping
                                        - earthing system
                                        - foundations and surrounding building
                                        - power factor improvement or harmonic filter system.
                                        - carbon pre-heaters and/or power supply to operate them
                                        - heating elements-internal vessel insulation

                                        - distributive control system and program logic

                                          Cable trays and conduits required to install Equipment

------------------------------------------------------------------------------------------------------------------

CUSTOMER PROVIDED SERVICES (NOT         - Installation of the Equipment including connection to main transformer
INCLUSIVE OF ALL CUSTOMER PROVIDED      - connection of the buss bars/cables to the Converters
SERVICES AND OTHER RESOURCES):
------------------------------------------------------------------------------------------------------------------


*** Note that, notwithstanding anything contained in this Agreement, Customer acknowledges and agrees those items that are to be provided by Customer herein are the sole and exclusive obligation and responsibility of Customer and in no event shall GT have any responsibility or liability with respect thereto or arising in connection therewith.

                                   EXHIBIT C

                BASIC ENGINEERING PACKAGE AND OTHER DOCUMENTATION

The Documentation shall be delivered to Customer as set forth in this Exhibit C (including in the Basic Engineering Packages).

Customer hereby acknowledges and agrees that, notwithstanding anything contained in this Agreement, Customer shall be responsible for conducting all engineering work (including to confirm all design details), and that GT is only providing preliminary information to Customer to assist in commencing that process. Customer hereby further acknowledges and agrees that any assistance provided by GT with respect to TCS production or purification is outside the scope of what GT is providing to Customer under this Agreement, and is therefore, only being provided to Customer for informational purposes only (including the information and materials to be provided pursuant to subsection 4 under the Basic Engineering Package #3 heading of this Exhibit C).

General:


      - GT will supply the Basic Engineering Packages described in this Exhibit C to Customer.

      - All engineering shall be performed by Customer through an experienced engineering firm (including to confirm design details and documentation and suggestions provided by GT hereunder and in the Documentation).

      - All drawings and other documentation are to be supplied, as applicable, in electronic formats agreeable by GT and Customer(e.g., such as AutoCAD(R) 2004).

BASIC ENGINEERING PACKAGE #1

To be Delivered to Customer within two (2) weeks of the Commencement Date:

1.    The following Reactor and Converter requirements:

      a.    Approximate dimensions/weights of the Reactor and Converter vessels;

      b.    Suggested layout of the Reactor vessel and Reactor Power Supply;

      c.    Utility requirements for the cooling water and supply gases; and

      d. Details of the Reactor Vessel and Converter Vessel nozzles, including size and location.

2.    48-Rod Reactor and Converter Power Supply requirements:

      a.    Approximate dimensions and weights of the units;

      b.    Power requirements; and

      c.    Cooling water specifications including quality and flow rate.

3. Building size and elevation requirements to house the Equipment required to produce 15,000 mt/year of polysilicon.

BASIC ENGINEERING PACKAGE #2

To be Delivered to Customer within four (4) weeks of the Commencement Date:

1. Unit process flow diagrams (PFD) for the 48-Rod Reactors, Converters and TCS production and purification for a 15,000 mt/yr polysilicon plant.

      (a) Indication of each major piece of equipment, including tanks, pumps, columns and heat exchangers.

      (b) Average flow rate for each stream and maximum and minimum, as applicable.

      (c) Average temperature for each stream and maximum and minimum, as applicable.

      (d) Average pressure for each stream and maximum and minimum, as applicable.

      (e)   Average composition of each stream.

      (f)   Average vapor fraction of each stream.

      (g)   Average enthalpy of each stream.

EXAMPLE OF A PFD:

                       [GRAPHIC]

BASIC ENGINEERING PACKAGE #3

To be Delivered to Customer within three (3) months of the Commencement Date:

1. Preliminary Piping and Instrument Diagrams ("P&IDs") for the Reactors, Converters and utility interfaces to support them, for a 15,000 mt/yr polysilicon plant.

      a.    Preliminary pipe sizing;

      b.    Heat trace or insulation to be specified (but not with detail);

      c.    Instrument loops;

      d.    Steam traps, valves and filters; and

      e.    Utility tie in points.

2. Equipment list and specifications for TCS/STC (as applicable) feed, 48-Rod Reactor and Converter:

      a.    Design pressure and temperature;

      b.    Materials of construction; and

      c.    Sizing and types of pumps,

3.    Instrumentation for TCS/STC (as applicable) feed, Reactor and Converter:

      a.    Instrumentation list;

      b.    Recommended alarm points and settings; and

      c.    Suggested control points that require automatic shutdown.

4. The following equipment list for TCS production and purification (e.g., tanks, heat exchangers, columns and pumps) (to be Delivered no later than three (3) months after payment of the First Installment):

      a.    Design pressure and temperature;

      b.    Materials of construction;

      c.    Types of pumps; and

      d.    Estimated tray count for columns.

EXAMPLE OF A P&ID:

                       [GRAPHIC]

OTHER DOCUMENTATION:

To be Delivered to Customer six (6) months after Commencement Date:

1. 48-Rod Reactor process sequence with valve positioning (open/close) during the deposition process.

2.    Specification and required number of pre-heaters with a suggested vendor.

3. Spare parts and tools and consumables list (including carbon chucks) with specifications and suggested vendor list.

4. Suggested procedures for Installation, commissioning, Startup, and operation of the 48-Rod Reactors and Converters.

5.    Assembly drawings of Reactor and Converter.

6. Material certificates, and final pressure check documentation -- upon shipment of each 48-Rod Reactor.

                                   EXHIBIT D

                         PV POLYSILICON SPECIFICATIONS


PURITY:                                           MAXIMUM CONCENTRATION:

Carbon                                            0.2 ppma
Acceptor - Boron                                  0.04 ppba
Donor - Phosphorous                               0.20 ppba

SURFACE METALS:

Copper                                            0.2 ppbw
Iron                                              0.6 ppbw
Chromium                                          0.2 ppbw
Nickel                                            0.2 ppbw
Sodium                                            0.6 ppbw
Zinc                                              0.6 ppbw
Aluminum                                          0.6 ppbw

SIZE DISTRIBUTION:

0 to 50 mm to be <= 25% by weight
50 to 100 mm to be >= 75 by weight

Surface roughness to be average of 50% of high morphology or "popcorn" by weight %.

Product is to be packaged in a polyethylene bag, with a second outer bag to ensure product quality.

NOTE. Customer acknowledges that the following factors (among others) are under Customer's control and affect the quality of polysilicon yield:

      1. The purity of the polysilicon is determined by the purity of the feedgas to the Reactor, and the level of contamination of the seed filaments.

      2. The level of surface metals contamination is determined by how the polysilicon is processed following removal from the Reactor, and the cleanliness of the room where the polysilicon is handled.

                                    EXHIBIT E

                                    SERVICES

Customer hereby acknowledges and agrees that, notwithstanding anything contained in this Agreement, Customer shall be responsible for conducting all engineering work (including to confirm all design details), and that GT is only providing preliminary information to Customer to assist in commencing that process. GT shall provide to Customer, through qualified personnel, the Services specified in this Exhibit E that may be reasonably requested by Customer and agreed upon with GT.


Services, per day, per person:                                                  US$*

Travel Expenses (airfare (up to business class), hotel, car, meals, etc.):      Actual Cost

NOTE:  The parties acknowledge and agree to the following:


1. Description of Services: Services to be provided by GT, upon Customer's reasonable request and GT's agreement, including the following; provided that Customer shall be solely responsible for all facility design, training of all operating and engineering or other staff, and proper Installation, unpacking, commissioning and Startup of the Equipment:

      a, Consulting on the design of the entire facility, including the TCS production and purification equipment

      b. Assistance in training of the operating staff on the safe, efficient operation of the facility

      c, Assistance for Installation, unpacking, commissioning and Startup of the Equipment

      d. Assistance in training of the engineering staff of the optimization of the polysilicon production

2. Term of Services: GT's obligations to provide any services hereunder shall expire forty-eight (48) months after the Effective Date. Any services that GT agrees to provide after such date shall be subject to the mutual agreement of the parties with respect thereto, including with respect to the applicable rates.

3. Fees: Services will be charged by GT and paid for by Customer at the rates listed above in this Exhibit and are calculated based on an eight (8) hours Business Day.

4. Travel and Other Out-of-Pocket Expenses: Customer shall pay or reimburse GT for all reasonable out-of-pocket costs incurred in connection with the Services provided to Customer hereunder (including for hotel, food and transportation (business class air transportation)), within thirty (30) days after GT submits an invoice for the same.


                                       E-1